Exhibit 4.3

FIRST AMENDMENT TO

SUNCAR TECHNOLOGY GROUP INC.

2024 EQUITY INCENTIVE PLAN

The Suncar Technology Group Inc. 2024 Equity Incentive Plan, effective as of March 28, 2024 (the “Incentive Plan”), is hereby amended as of August 21, 2026 as set forth below.

WHEREAS, Suncar Technology Group Inc., a Cayman Islands exempted company (the “Company”) maintains the Incentive Plan, which was previously adopted by the Board of Directors of the Company (the “Board”) and approved by the shareholders of the Company;

WHEREAS, pursuant to the Incentive Plan, the maximum aggregate number of Class A ordinary shares of the Company, par value $0.0001 per share (“Ordinary Shares”), that may be issued pursuant to awards granted under the Plan is 8,800,000 Ordinary Shares;

WHEREAS, all 8,800,000 Ordinary Shares currently reserved for issuance under the Incentive Plan have been allocated or otherwise utilized;

WHEREAS, the Board has determined that it is in the best interests of the Company to amend the Incentive Plan, effective immediately, to increase the aggregate number of Ordinary Shares reserved and available for issuance thereunder by 5 million shares from 8.8 million shares to 13.8 shares in order to accommodate the Company’s anticipated future equity compensation needs;

WHEREAS, Section 10.4 of the Incentive Plan provides that the Board may amend the Incentive Plan at any time, subject to certain conditions set forth therein; and

WHEREAS, this amendment (the “First Amendment”) will become effective upon approval by the Board.

NOW, THEREFORE, the Incentive Plan is hereby amended as follows:

1.	The first sentence of Section 4.1 of the Incentive Plan shall be deleted in its entirety and replaced with the following:

“Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, no more than 13,800,000 shares of Common Stock shall be available for the grant of Awards under the Plan (the “Overall Share Limit”). Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.”

2.	Except as set forth above, the Incentive Plan is hereby ratified and affirmed in all respects.

/s/ Zaichang Ye
Name:	Zaichang Ye
Title:	Chief Executive Officer